Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-111791, 333-107723, 333-106944, and 333-111150) and Registration Statements on Form S-8 (Nos. 333-108817, 333-92340, 333-84710, 333-44548, 333-60150 and 333-120564) of UTStarcom, Inc. of our report dated February 27, 2004, except for Note 24, as to which the date is April 12, 2005, relating to the consolidated financial statements and our report dated April 12, 2005 relating to the financial statement schedules, which appear in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
April 13, 2005